Exhibit 5


March 13, 2001


Eastman Kodak Company
343 State Street
Rochester, New York 14650

Gentlemen:

         I am Senior Vice President and General Counsel of Eastman Kodak Company, a New Jersey corporation ("Kodak").

         With respect to the Registration Statement on Form S-3 (the "Registration Statement") filed today by Kodak with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of common stock, par value $2.50 per share, of Kodak (the "Common Stock") that may be offered for sale from time to time by and for the account of Robert E. McCarthy, I have examined and relied upon the originals or copies certified, or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

         Based on the foregoing, I am of the opinion that the shares of Common Stock proposed to be offered for sale from time to time by Robert E. McCarthy have been duly authorized and issued and are fully paid an non-assessable under the laws of the State of New Jersey.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption Legal Opinions in the Prospectus.

                                      Very truly yours,


                                      /s/Gary P. Van Graafeiland
                                      ---------------------------
                                      Gary P. Van Graafeiland
                                      Senior Vice President and General Counsel